EXHIBIT 10.5

ASSET PURCHASE AGREEMENT

By and among

UTOPIA HOLDINGS INC.,

and

SPLASH BEVERAGE GROUP, INC.,

dated as of

June 25, 2025

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of June 25, 2025, is entered into by and among Utopia Holdings Inc., with principal place of business in Sammamish, WA (“Seller”), Splash Beverage Group, Inc., a Nevada corporation (“Buyer”).

RECITALS

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights of Seller to the Purchased Assets (as defined herein), subject to the terms and conditions set forth herein;

WHEREAS, the Buyer is a wholly-owned subsidiary of Splash Nevada and Splash Nevada and Parent have agreed to make payment for the Purchased Assets on behalf of the Buyer;

WHEREAS, Splash Nevada is a wholly-owned subsidiary of Parent, the common stock of which is quoted on the NYSE market;

WHEREAS, in connection with Buyer’s purchase of the Purchased Assets, the Parent has agreed to make certain representations in connection with the issuance of certain equity consideration issuable hereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the assets attached hereto (the “Purchased Assets”) identified in Attachment A, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”). The transactions contemplated by this Agreement are hereafter referred to as the “Transaction.”

Section 1.02 Assumption of Liabilities. Subject to the terms and conditions set forth herein, Buyer, Splash Nevada and Parent shall jointly and severally assume and agree to timely pay, perform and discharge certain current trade payables (collectively, the “Assumed Liabilities”).

Section 1.03 Purchase Price. Subject to the conditions in this Section 1.03, the aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be $20,000,000, payable in in equity in the Parent as described herein. The Purchase Price shall consist of 20,000 of Buyers Class C Preferred Shares, each with a face value of $1,000 as designated in Attachment B “Issuance Letter” and Attachment C “Certificate of Designation, Class C Preferred Shares”.

Section 1.04 In consideration for the issuance of the Preferred Shares, the Seller agrees to deliver either (a) the [Asset], or (b) in lieu of delivery, $20 million in cash (the ‘Alternate Consideration’). The Preferred Shares shall be deemed fully paid and non-assessable upon delivery of either form of consideration.

Failure to Deliver the Asset: In the event that the Seller fails to deliver either (a) the Asset, or (b) the Alternate Consideration in the amount of Twenty Million Dollars ($20,000,000) in cash, on or before 12/31/2025 (the “Consideration Deadline”), the issuance of the Series [C] Preferred Stock to the Seller shall be deemed null, void, and of no further force or effect. Upon such failure and without the need for further action by the Company or the Seller, all such shares shall be automatically cancelled and shall revert to the status of authorized but unissued shares. The Seller shall take any actions reasonably requested by the Company to effect or evidence such cancellation. The Company shall be under no obligation to recognize the Seller as a holder of record of any such shares following the Consideration Deadline unless and until valid consideration has been received. Taurus Investments Inc. shall serve as the guarantor of the Alternate Consideration, and shall be fully responsible for ensuring the payment of such amount in accordance with the terms herein.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to each of Buyer Parties except as set forth in the Disclosure Schedules attached hereto, which exceptions shall be deemed to be part of the representations and warranties made hereunder that the statements contained in this ARTICLE II are true and correct as of the date of the Closing of the Transactions. For purposes of this ARTICLE II:

“Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual knowledge of any officer of Seller, after due inquiry.

“Material Adverse Effect” shall mean any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i)       general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP); (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

Section 2.01 Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a Material Adverse Effect. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement constitutes a legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 2.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect; or (d) result in the creation or imposition of any Encumbrance that will not be paid in full on or prior to the Closing on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 2.03 Condition of Assets. The Purchased Assets are in good condition and are adequate for the uses to which they are being put, and none of such Purchased Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Additionally, at no additional cost to Purchaser, the seller shall provide a permanent road and utility easement for commercial use of the purchased asset in a manner and method acceptable to purchaser at its sole discretion within 60 days.

Section 2.04 Compliance With Laws. Seller represents that Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

Section 2.05 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or4affecting the Purchased Assets or the Assumed Liabilities, which if determined adversely to Seller would result in a Material Adverse Effect; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 2.06 Taxes.

(a)       Except as would not have a Material Adverse Effect, Seller has filed (taking into account any valid extensions) all material tax returns required to be filed by Seller and has paid all taxes shown thereon as owing. To Seller’s Knowledge, Seller is not currently the beneficiary of any extension of time within which to file any material tax return other than extensions of time to file tax returns obtained in the ordinary course of business.

(b)       Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 2.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Seller.

Section 2.08 Investment Representations.

(a)       Seller is acquiring the Parent Shares for its own account and not with a view to the distribution thereof in contravention of the Securities Act.

(b)       In proceeding with the transactions contemplated hereby, Seller is not relying upon any representation or warranty of Buyer, Splash Nevada, or Parent, or any of its officers, directors, employees, agents or representatives thereof, except the representations and warranties set forth herein and the statements contained in Parent’s filings with the SEC. Seller is satisfied that it has received adequate information with respect to all matters which it considers material to its decision to make this investment.

(c)       Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring Parent Shares and understand the risks of, and other considerations relating to, its acquisition of the Purchase Promissory Note and Parent Shares.

(d)       Seller understands the substance of and acknowledges the legend that will be placed on the Parent Shares, in substantially the following form:

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN RECOMMENDED, APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Section 2.09 Regulatory Issues. Seller represents that as of the date of Closing, each of Seller and Seller’s shareholders are not the subjects in any ongoing regulatory Actions or proceedings by any federal, state or local governmental agencies or self-regulatory organizations, including but not limited to the SEC and the Financial Industry Regulatory Authority (the “FINRA”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER, SPLASH NEVADA AND PARENT

Buyer, Splash Nevada and Parent herein represent and warrant severally to Seller that the statements contained in this ARTICLE IIIII are true and correct as of the date of Closing. For purposes of this ARTICLE IIIII, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 3.01 Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 3.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE IV

COVENANTS

Section 4.01 Public Announcements. Subject to applicable federal or state law, Buyer, Splash Nevada or Parent shall make all the decisions regarding any and all public announcements regarding this Agreement or the transactions contemplated hereby at its sole discretion.

ARTICLE V

INDEMNIFICATION

Section 5.01 Indemnification By Seller. Subject to the other terms and conditions of this Article V, Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, and officers from and against any and all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Losses”), incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a)       any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder;

(c)       any liabilities (including the Excluded Liabilities but excluding the Assumed Liabilities) imposed by a third party, including any federal, state and local governmental or semi-governmental agencies, against any of the Buyer parties because the Transaction is deemed an acquisition of all or substantially all of Seller’s assets and any or all of the Buyer parties is or are deemed the successor(s) of Seller under the applicable laws. Such liabilities described in Section 6.02 (c) shall include, without limitation, any and all of unpaid tax liabilities of Seller;

(d)       any current and future, potential and existing liabilities and obligations arising from any disputes among any of the Seller’s shareholders and Seller; or

(e)       any costs and expenses incurred by any Buyer Party associated with cooperating with any federal, state or local governmental agencies regarding investigations or actions involving any current or former shareholders of Seller or Seller.

Section 5.02 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VI, Buyer shall indemnify Seller against, and shall hold harmless Seller, its directors and officers from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a)       any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)       any Purchased Assets or Assumed Liability.

Section 5.03 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”) and the Indemnifying Party shall make payments, within ten (10) business days from receiving the notice, to the Indemnified Party as provided in this Article VI, unless there is a dispute as to the liabilities or amounts of the indemnity. In the event that the Indemnified Party and Indemnifying Party do not agree on the liabilities or amounts of the indemnity under Section 5.02 or 5.03, such controversy or dispute shall be settled by arbitration administered by the American Arbitration Association with one arbitrator (the “Arbitrator”) jointly selected by the Indemnified Party and Indemnifying Party. Both the Indemnified Party and Indemnifying Party have agreed to conduct such arbitration proceedings in Fort Lauderdale, Florida if they need to appear in person, or via virtual video conferences if provided. The judgment on the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

ARTICLE VI

MISCELLANEOUS

Section 6.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.02):

If to Seller:	Utopia Holdings Inc.
4642 228th Pl SE.
Sammamish, WA 98075
E-mail: gautam@utopiainc.co
Attention: Gautam Chandra

If to Buyer, Splash Nevada and Parent:	1314 E Las Olas BLVD, Suite 221
Fort Lauderdale, FL 33301
E-mail: Robert@splashbeveragegroup.com
Attention: Robert Nistico

Section 6.03 Construction. The headings and captions used in this Agreement are provided for convenience only and will not affect the meaning or interpretation of any provision of this Agreement. All references in this Agreement to “Section” or “Sections” without additional identification refer to the Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Whenever the words “include” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

Section 6.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 6.05 Exhibits and Schedules. The exhibits and schedules referenced in this Agreement are part of this Agreement as if fully set forth in this Agreement.

Section 6.06 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder or the exhibits or Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 6.07 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 6.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

Section 6.11 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 6.12 Specific Performance. The parties agree that irreparable damages would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Splash Beverage Group, Inc.,

By	/s/ Robert Nistico
Name:	Robert Nistico
Title:	CEO

Utopia Holdings Inc.,

By	/s/ Gautam Chandra
Name:	Gautam Chandra
Title:	CEO

Taurus Investments Inc.,

By	/s/ Hemal Rathod
Name:	Hemal Rathod
Title:	CEO

Attachment A

Purchased Assets:

The water rights, equipment, facilities, current and future purchase orders for water supply and trademarks held by Utopia Holdings Inc. located in Garabito, Puntarenas, Costa Rica

Attachment B

Preferred C Issuance Letter Executed Between The Parties (note this will be inserted in the pdf version)

Attachment C

Certificate of Designation Splash Beverage Group Preferred C:

CERTIFICATE OF DESIGNATIONS, PREFERENCES RIGHTS AND LIMITATIONS OF THE SERIES C CONVERTIBLE PREFERRED STOCK OF SPLASH BEVERAGE GROUP, INC.

I, Robert Nistico, hereby certify that I am the Chief Executive Officer of Splash Beverage Group, Inc. (the “Company”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), and further do hereby certify:

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Company, as amended, to provide by resolution or resolutions for the issuance of 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company, with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Company’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED:

TERMS OF SERIES C CONVERTIBLE PREFERRED STOCK

1.       Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series C Convertible Preferred Stock” (the “Series C”). The authorized number of Series C shall be 500,000 shares. Each share of Series C shall have a par value of $0.001. Each share of Series C shall have a stated value equal to $1,000 (the “Stated Value”).

2.       Ranking. The Series C shall rank junior to all existing series of preferred stock of the Company as of the date of this Certificate of Designations, and pari passu with all other shares of capital stock of the Company, both common stock and any other series of preferred stock. The rights of all such shares of capital stock of the Company shall be subject to the rights, powers, preferences and privileges of the Series C. In the event of the merger or consolidation of the Company with or into another entity, the Series C shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith.

3.       Conversion.

(a)	Holder’s Conversion Right. Subject to all of the provisions of Section 3 at any time or times on or after the Shareholder Approval Date and ending two years after such Shareholder Approval Date, each holder of a share of Series C (each, a “Holder” and collectively, the “Holders”) shall be entitled to convert any whole number of Series C into validly issued, fully paid and non-assessable shares of Common Stock accordance with Section 3(c) at the Conversion Rate (as defined below). Such shares of Common Stock are sometimes referred to as “Conversion Shares.”

(b)	Conversion Rate. The number of fully paid and non-assessable shares of Common Stock shall be issued upon conversion of each share of Series C into a number of whole shares equal to the quotient derived by dividing (x) the Stated Value by (y) the Conversion Price (as defined below) (the “Conversion Rate”). The “Conversion Price” shall initially be $3.00 per share. The Conversion Price shall be subject to adjustment as provided below, and for the avoidance of doubt, any adjustment to the Conversion Price as provided below shall result in a proportionate increase to the number of shares of Common Stock into which each share of Series C may be converted pursuant to the Conversion Rate.

No fractional shares of Common Stock are to be issued upon the conversion of any Series C. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(a)	Mechanics of Conversion. The conversion of each share of Series C shall be conducted in the following manner:

(i)	Holder’s Conversion. To convert a share of Series C into validly issued, fully paid and non-assessable share of Common Stock, on any date (a “Conversion Date”), a Holder shall deliver (whether via email or otherwise), for receipt on or prior to 11:59 p.m., New York, N.Y. time, on such date, a copy of an executed notice of conversion of the share(s) of Series C subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company. No ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice form be required. The calculations and entries set forth in the Conversion Notice shall control in the absence of manifest or mathematical error. To effect conversions of Series C, a Holder shall not be required to physically surrender the certificate(s) representing the Series C to the Company unless all of the Series C represented thereby are so converted, in which case, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original certificates representing the share(s) of Series C (the “Series C Certificates”) so converted as aforesaid.

(ii)	Company’s Response. On or before the first Trading Day following the date of receipt by the Company of such Conversion Notice, the Company shall (1) provided that (x) the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and (y) shares of Common Stock to be so issued are otherwise eligible for resale pursuant to an effective Registration Statement or Rule 144 promulgated under the Securities Act of 1933, as amended, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if either of the immediately preceding clauses (x) or (y) are not satisfied, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Series C represented by the Series C Certificate(s) submitted for conversion pursuant to Section 3(c)(ii) is greater than the number of Series C being converted, then the Company shall if requested by such Holder, as soon as practicable and in no event later than three Trading Days after receipt of the Series C Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Series C Certificate representing the number of Series C not converted.

(iii)	Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series C shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv)       Maintaining Records. Each Holder and the Company shall maintain records showing the number of Series C so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the certificate representing the Series C upon each such conversion. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Series C to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series C, the number of Series C represented by such certificate may be less than the number of Series C stated on the face thereof.

(v)       Legend. The transfer records for the Series C, or if issued in certificate form, each certificate for Series C shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS SHARE OF SERIES C [CERTIFICATE] SHOULD CAREFULLY REVIEW THE TERMS OF THECOMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES C PREFERRED STOCK REPRESENTED BY THE SHARES OF SERIES C [THIS CERTIFICATE]. THE NUMBER OF SHARES OF SERIES C PREFERRED STOCK REPRESENTED BY [THE TRANSFER RECORDS] [THIS CERTIFICATE] MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES C PREFERRED STOCK STATED ON THE [TRANSFER RECORDS] [FACE HEREOF] PURSUANT TO SECTION 15 OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES C PREFERRED STOCK REPRESENTED BY [THE TRANSFER RECORDS] [THIS CERTIFICATE].

(b)	Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), transfer agent fees, issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of Series C.

4.       Adjustments.

(a)       Adjustment of Conversion Rate upon Subdivision or Combination of Common Stock. With respect to any unconverted shares, if the Company at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Rate for any unconverted shares in effect immediately prior to such subdivision will be proportionately adjusted by having the Conversion Rate multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.. With respect to any unconverted shares, if the Company at any time on or after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate for any unconverted shares in effect immediately prior to such combination will be proportionately adjusted by having the Conversion Rate multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment pursuant to this Section 4(a)shall become effective immediately after the effective date of such subdivision or combination.

(b)       Rights Upon Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless: (i) the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Series C in exchange for such Series C a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations, including, without limitation, having a dividend rate equal to dividend rate of the Series C held by the Holders and having similar ranking to the Series C, and reasonably satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose shares of common stock are quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein and therein. In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion of the Series C at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Section 4(a), which shall continue to be receivable thereafter)) issuable upon the conversion of the Series C prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) that each Holder would have been entitled to receive upon the happening of such Fundamental Transaction had all the Series C held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Series C contained in this Certificate of Designations), as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series C. For the avoidance of doubt, the Holder shall be entitled to the benefits of the provisions of this Section 4(b) regardless of whether (i) the Company has sufficient authorized shares of Common Stock for the issuance of the Conversion Shares and/or (ii) a Fundamental Transaction occurs prior to the Initial Issuance Date.

(c)       Calculations. All calculations under this Section shall be made to the nearest cent or nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the nearest number of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Stock (excluding any treasury shares, if any) issued and outstanding.

(d)	Notice to Holder.

(i)       Adjustment to Conversion Rate. Whenever the Conversion Rate is adjusted pursuant to any provision of this Section 4, the Company shall promptly give notice to the Holder setting forth the Conversion Rate after such adjustment and any resulting adjustment to the number of Conversion Shares and setting forth a statement of the facts requiring such adjustment (the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section, upon the occurrence of any Dilutive Issuance or other reduction of the Conversion Rate, the Holder is entitled to receive a number of Conversion Shares based upon the reduced Conversion Rate regardless of whether the Holder accurately refers to the Conversion Rate in the Conversion Notice.

(ii)       Notice to Allow Exercise by the Holders. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock are converted into other securities, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, the Company shall deliver to each Holder at its last address as it shall appear upon the books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert these Series C during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein

(e)       Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 4(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series C (without regard to any limitations on conversion hereof, immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(f)       Pro Rata Distributions. During such time as the Series C is outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, each Holder shall be entitled to participate in such Distribution to the same extent that such Holder would have participated therein if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Holder’s Series C (without regard to any limitations on conversion hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

5.       Authorized Shares.

(a)       Reservation. Beginning on the Shareholder Approval Date, the Company shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to 100% of the shares of Common Stock issued pursuant to this Certificate of Designations, as it may be reduced following conversions or otherwise changed pursuant to this Certificate of Designations. Following the Shareholder Approval Date, so long as any of the Series C are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C, as of any given date, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Series C issued or issuable, provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions contained in this Certificate of Designations) (the “Required Amount”). The initial number of shares of Common Stock reserved for conversions of the Series C and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Series C held by each Holder on the Shareholder Approval Date or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Series C, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series C shall be allocated to the remaining Holders of Series C, pro rata based on the number of Series C then held by such Holders.

(b)       Insufficient Authorized Shares. If, notwithstanding Section 5(a) and not in limitation thereof, at any time following the Shareholder Approval Date while any of the Series C remain outstanding the Company does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the Series C at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Company shall immediately take all reasonable action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve and have available the Required Amount for all of the Series C then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its commercially reasonable efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders of the Company that they approve such proposal.

6.       No Voting Rights. Except as otherwise required by applicable law, the Series C shall not have any voting rights and shall not be entitled to vote on any matters brought before the stockholders of the Company. Notwithstanding the foregoing, Holders of the Series C shall have the exclusive right to vote on amendments to the Series C.

7.       Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), an amount per Series C equal to the amount per share such Holder would receive if such Holder converted such Series C into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of parity stock, then each Holder and each holder of parity stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of parity stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all Holders of Series C and all holders of shares of parity stock. To the extent necessary, the Company shall cause such actions to be taken by each of its subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 7. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

8.       No Dividends. The Series C shall not be entitled to any dividends except as may otherwise be determined by the Board of Directors of the Company.

9.       Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Series C shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series C and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Conversion Notice and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

10.       Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Series C (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) of like tenor and date.

11.       Non-circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Company (i) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series C and (ii) shall, so long as any Series C are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Series C then outstanding (without regard to any limitations on conversion contained herein).

12.       Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.

13.       Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) delivered by reputable air courier service with charges prepaid, next business day delivery, or (iii) transmitted by hand delivery, or email, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by email, with accurate confirmation, at the address designated below (if delivered on a Trading Day during normal business hours where such notice is to be received), or the first Trading Day following such delivery (if delivered other than on a Trading Day during normal business hours where such notice is to be received) or (b) on the second Trading Day following the date of transmittal by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: Splash Beverage Group, Inc., 1314 East Las Olas Boulevard, Suite 221, Ft. Lauderdale, FL 33301; Email: robert@splashbeveragegroup.com; Attention: Robert Nitisco, CEO, with an additional copy to (which shall not constitute notice) Nason Yeager Gerson Harris & Fumero, P.A., 3001 PGA Boulevard, Suite 305, Palm Beach Gardens, FL 33410, Attn: Michael D. Harris, Esq., email: mharris@nasonyeager.com and (ii) if to the Holders, to: the addresses and email address on record with the Company.

14.       Series C Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Series C, in which the Company shall record the name, address and email address of the Persons in whose name the Series C have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Series C is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

15.       Stockholder Matters; Amendment.

(a)       Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the NRS, the Articles of Incorporation, this Certificate of Designations or otherwise with respect to the issuance of Series C may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the NRS. This provision is intended to comply with the applicable Sections of the NRS permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(b)       Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the NRS, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the NRS and the Articles of Incorporation.

16.       Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a)	“Bloomberg” means Bloomberg, L.P.

(b)	“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

(c)	“Closing Sale Price” means, for any security as of any date, the last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price (as the case may be) then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal Trading Market for such security, the last trade price of such security on the principal Trading Market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Pink Open Market (or successor market) operated by OTC Markets Group Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the applicable Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(d)	“Common Stock” means (i) the Company’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(e)	“Common Stock Equivalents” means any securities of the Company or the subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(f)	“Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market.

(g)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)	“Fundamental Transaction” shall means that (i) the Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company or any of its subsidiaries is the surviving corporation) any other Person, or (B) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (C) make, or allow any other Person to make, a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (D) consummate a stock or share exchange agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share exchange agreement or other business combination), or (E) reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

(i)	“Initial Issuance Date” means the date on which the Series C is first issued.

(j)	“Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its subsidiaries, taken as a whole.

(k)	“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(l)	“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(m)	“Principal Market” means the NYSE American.

(n)	“Required Holders” means the Holders of at least 50.1% of the outstanding Series C.

(o)	“Shareholder Approval” means (i) an increase in authorized Common Stock of the Company as and to the extent necessary to permit full issuance of the Conversion Shares together with other Common Stock Equivalents outstanding as of the effective date of this Certificate of Designations, and (ii) the approval of the issuance of all of the Conversion Shares as may be required by the rules and regulations of the Principal Market (without regard to any limitations on conversion set forth herein), unless the staff of the Principal Market has advised the Company that the Conversion Shares are not subject to any 19.99% limitation.

(p)	“Shareholder Approval Date” means the date on which each of the Shareholder Approval and the amendment to the Company’s Articles of Incorporation contemplated thereby has occurred and is effective.

(q)	“Successor Entity” means the Person formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been entered into.

(r)	“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York, New York time).

(s)	“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the NYSE American, the New York Stock Exchange, the Pink Open Market, OTCQB or the OTCQX (or any successors to any of the foregoing).

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations of Series C Convertible Preferred Stock of Splash Beverage Group, Inc. to be signed by its Chief Executive Officer on this June 25, 2025.

SPLASH BEVERAGE GROUP,INC.

Name:	Robert Nistico
Title:	Chief Executive Officer

EXHIBIT I

SPLASH BEVERAGE GROUP, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of Splash Beverage Group, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, $0.001 par value per share (the “Series C”), of Splash Beverage Group, a Nevada corporation (the “Company”), indicated below into shares of common stock, $0.001 value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion: ____________________________________________________________________

Number of Series C to be converted: _______________________________________________________

Tax ID Number (If applicable): ___________________________________________________________

Conversion Rate: ______________________________________________________________________

Number of shares of Common Stock to be issued: ____________________________________________

Please issue the shares of Common Stock into which the Series C are being converted in the following name and to the following address:

Issue to: ____________________________________________________________________________

___________________________________________________________________________________

Address: ____________________________________________________________________________

Telephone Number: ___________________________________________________________________

email address: ________________________________________________________________________

Holder: _____________________________________________________________________________

By: _________________________________________________________________________________

Title: _______________________________________________________________________________

Dated: ______________________________________________________________________________

Account Number (if electronic book entry transfer): ___________________________________________

Transaction Code Number (if electronic book entry transfer): ____________________________________